EXHIBIT 10.2

SIXTH AMENDED AND RESTATED
PROMISSORY NOTE
CONSTRUCTION MORTGAGE LOAN

September 1, 2008

        WHEREAS, NTS/VIRGINIA DEVELOPMENT COMPANY (“NTS/Virginia”), a Virginia corporation, and NTS/LAKE FOREST II RESIDENTIAL CORPORATION, a Kentucky corporation (“NTS/Lake Forest II”; NTS/Virginia and NTS/Lake Forest II are sometimes hereinafter collectively referred to as the “Borrowers”) granted to NATIONAL CITY BANK, as successor by merger to The Provident Bank (“Bank”) a First Amended and Restated Revolving Promissory Note Construction Mortgage Loan in the maximum amount of available credit of Eighteen Million and 00/100 Dollars ($18,000,000.00) dated October 31, 2000 (“Revolving Note”), which Revolving Note consolidated two (2) prior Notes, the first in the original principal amount of $10,700,000 dated December 30, 1997 between Borrowers and Bank, and that certain Revolving Promissory Amended and Restated Note dated January 6, 1998, made by NTS/Lake Forest II payable to the order of Bank of Louisville in the original principal amount of $8,000,000, which Amended and Restated Note has been assigned and endorsed over to Bank; and

        WHEREAS, Borrowers granted to Bank a Second Amended and Restated Revolving Promissory Note Construction Mortgage Loan in the maximum amount of available credit of Twelve Million and 00/100 Dollars ($12,000,000.00) dated May 16, 2003 (“Second Revolving Note”), which Second Revolving Note provided for an amendment to the maximum permitted outstanding balance under the Revolving Note, extended the maturity date of the Revolving Note and permitted the use of the Revolving Note to repay the existing debt on the Lake Forest Golf and Country Club; and

        WHEREAS, Borrowers granted to Bank a Third Amended and Restated Revolving Promissory Note Construction Mortgage Loan in the maximum amount of available credit of Eight Million and 00/100 Dollars ($8,000,000.00) dated June 22, 2004 (“Third Revolving Note”), which Third Revolving Note provided for an amendment to the maximum permitted outstanding balance under the Revolving Note and Second Revolving Note; and

        WHEREAS, Borrowers granted to Bank a Fourth Amended and Restated Revolving Promissory Note Construction Mortgage Loan in the maximum amount of available credit of Five Million and 00/100 Dollars ($5,000,000.00) dated April 20, 2005 (“Fourth Revolving Note”), which Fourth Revolving Note provided for an amendment to the maximum permitted outstanding balance, to extend the maturity date and to amend the interest rate under the Revolving Note, the Second Revolving Note and the Third Revolving Note; and

        WHEREAS, Borrowers granted to Bank a Fifth Amended and Restated Revolving Promissory Note Construction Mortgage Loan in the maximum amount of available credit of Seven Million Five Hundred Thousand and 00/100 Dollars ($7,500,000.00) dated October 24, 2007 (“Fifth Revolving Note”), which Fifth Revolving Note provided for an increase to the maximum permitted outstanding balance thereunder; and

        (the Revolving Note, the Second Revolving Note, the Third Revolving Note, the Fourth Revolving Note and the Fifth Revolving Note are hereinafter referred to as the “Notes”.)

        WHEREAS, of even date, Borrowers have requested and Bank has agreed to extend the maturity date of the Notes with an option to further extend the maturity date, to amend the interest rate thereunder, to terminate Borrowers’ right to the remaining availability under the Notes and fix the amount of the Note at the current outstanding principal balance of Seven Million Three Hundred Fifty-Two Thousand and 00/100 Dollars ($7,352,000.00), to add an additional Guarantor and to add certain covenants to the Loan Documents, upon Borrowers’ compliance with the provisions set forth herein; and

        WHEREAS, for the convenience of Borrowers and Bank, the parties have agreed to amend and restate the Revolving Note, the Second Revolving Note, the Third Revolving Note, the Fourth Revolving Note and Fifth Revolving Note in their entirety hereunder (“Amended and Restated Note”), which amendment and restatement shall in no manner constitute a repayment, satisfaction or novation of the indebtedness evidenced by the Revolving Note, the two (2) notes consolidated under the Revolving Note, the Second Revolving Note, the Third Revolving Note, the Fourth Revolving Note or the Fifth Revolving Note, which indebtedness shall remain outstanding for all purposes hereunder from December 30, 1997, January 6, 1998, October 31, 2000, May 16, 2003, June 22, 2004, April 20, 2005 and October 24, 2007, respectively.

                NOW THEREFORE, Borrowers grants this Amended and Restated Note under the following terms:

        FOR VALUE RECEIVED, the undersigned, NTS/VIRGINIA DEVELOPMENT COMPANY (“NTS/Virginia”), a Virginia corporation, and NTS/LAKE FOREST II RESIDENTIAL CORPORATION, a Kentucky corporation (“NTS/Lake Forest II”; NTS/Virginia and NTS/Lake Forest II are sometimes hereinafter collectively referred to as the “Borrowers”), with a mailing address of 10172 Linn Station Road, Louisville, Kentucky 40223 hereby, jointly and severally, promise to pay to the order of NATIONAL CITY BANK (“Bank”), a national banking association, the principal sum of SEVEN MILLION THREE HUNDRED FIFTY-TWO THOUSAND AND 00/100 DOLLARS ($7,352,000.00) (“Credit Commitment”), or so much thereof as is disbursed by Bank pursuant to the provisions hereof, together with interest on the unpaid balance thereto at the rate per annum set forth below computed daily on the basis of a three hundred sixty (360) day year for the actual number of days elapsed in the three hundred sixty-five (365) day year.

        For purposes of this Amended and Restated Note, the following terms shall have the following meanings:

        “Extension Conditions” means that Borrowers have satisfied the following conditions on or before September 1, 2009. Borrowers may exercise the Extension Option and extend the Maturity Date of this Amended and Restated Note for a period of twelve (12) months upon written notice to Bank delivered at least ten (10) days prior to the Maturity Date, provided that the Borrowers: (i) are not currently in default hereunder at the time the Extension Option is exercised; (ii) in addition to the principal repayment required under Section 6 hereof and in addition to the monthly principal payment required under Section 1(a) of this Amended and Restated Note, Borrowers shall have made a principal repayment in the minimum amount of One Million and 00/100 Dollars ($1,000,000.00) and (iii) Borrowers have renewed the $300,000 Letter of Credit as more fully set forth in Section 16 below.

        “Extension Option” means Borrowers’ right and option, provided the Borrowers are not in default hereunder, to extend the maturity of the indebtedness evidenced hereby for an additional period having a duration of twelve (12) months (“Extension Period”) to September 1, 2010, upon satisfaction of the Extension Conditions.

        “Loan Fee” means: (i) the payment of an extension fee in the amount of Eighteen Thousand One Hundred Ninety-Five and 00/100 Dollars ($18,195.00) plus all Bank’s out-of-pocket expenses in connection with the transaction evidenced by the Loan Documents and this Amended and Restated Note on the date of closing; and (ii) the payment of a fee in an amount equal to 3/8% of this outstanding principal balance if Borrowers have chosen to exercise the Extension Option (“Extension Option Fee”).

        “Maturity Date” means September 1, 2009 (or such earlier date as the Bank may accelerate the indebtedness evidenced hereby by reason of Borrowers’ uncured default hereunder or under any other Loan Document); provided, however, that the Maturity Date shall be extended for the Extension Period if Borrowers shall effectively exercise the Extension Option set forth in Section 3.

        So long as this Amended and Restated Note shall remain outstanding, interest accrued on the unpaid principal balance shall be paid monthly on the first (1st) day of each month, commencing on October 1, 2008, and principal shall be due and payable, while Borrowers are not in default under this Amended and Restated Note or under the other loan documents executed in connection herewith or given as collateral security for this Amended and Restated Note (including, but not limited to, the Amended and Restated Development and Construction Loan Agreement, as modified (“Loan Agreement”), Deed of Trust and Security Agreement, as amended, Mortgage and Security Agreement, as amended, Security Agreement, as amended, Assignment of Leases and Rents, as amended, Security Agreement dated May 16, 2003 and various UCC financing and fixture statements (collectively, “Loan Documents”), in accordance with the terms of the Loan Agreement. The unpaid principal balance hereof plus accrued interest and other charges shall be due and payable in full on September 1, 2009, subject to a one (1) year extension upon Borrowers’ written request, and Borrowers’ satisfaction of the Extension Conditions as set forth herein, unless demand for repayment of the entire indebtedness is made by Bank prior to such Maturity Date pursuant to the provisions set forth below.

        This Amended and Restated Note shall bear interest on the unpaid principal balance from time to time outstanding from date hereof until final maturity at a rate per annum equal to the “Prime Rate,” as defined herein and charged by Bank from time to time, plus One Percent (1%) (the “Prime Interest Rate”), or at such lesser rate per annum as shall be the maximum rate legally enforceable. In the event of a change in such Prime Rate, the new rate shall become effective on the date such Prime Rate changes. “Prime Rate” is that annual percentage of interest which is announced by Bank from time to time, which is in effect until a new rate is announced and which provides a base to which loan rates may be referenced. The Prime Rate is not necessarily Bank’s lowest loan rate. Bank shall notify Borrowers in writing of any change in the Prime Rate through its normal billing process.

        In addition to the other charges and the interest to be paid under this Amended and Restated Note, Borrowers shall pay to Bank, at the time of each release of an individual parcel from the lien and operation of the Deed of Trust and/or Mortgage securing this Amended and Restated Note, all costs associated with such release, including legal, survey, and recording fees.

        Principal and interest payments shall be made in lawful money of the United States of America to Bank at One East Fourth Street, Cincinnati, Ohio 45202, or such other address as Bank may give to Borrowers, in immediately available funds to Bank.

        This Amended and Restated Note is given in connection with a certain mortgage loan (“Loan”) extended originally on December 30, 1997 and modified January 6, 1998, October 31, 2000, May 16, 2003, June 22, 2004, April 20, 2005, October 24, 2007 and the date hereof by Bank to Borrowers in accordance with the terms of the Loan Agreement, for the purpose of the continued development of a residential and golf course community in Spotsylvania County, Virginia, known as Fawn Lake, (“Project”).

        1.     PAYMENTS OF INTEREST AND PRINCIPAL.

        (a)        Commencing on the date of this Amended and Restated Note and continuing through the Maturity Date, Borrowers shall make monthly interest payments at the Prime Interest Rate on the outstanding principal balance of the indebtedness evidenced hereby and Borrowers shall additionally make equal monthly principal payments of Eight Thousand Three Hundred Thirty-Three and 00/100 Dollars ($8,333.00) each. The first such payments shall be due and payable on the 1st day of October, 2008 and subsequently such principal and interest payments shall be due and payable on the 1st day of each successive calendar month thereafter. The entire unpaid principal balance of the indebtedness evidenced hereby, together with all accrued but unpaid interest and all other sums payable to the Bank pursuant to this Amended and Restated Note or any other Loan Document, shall be due and payable in a single payment on September 1, 2009 unless the Maturity Date is extended to September 1, 2010 as provided in Section 3 hereof.

         2.    LATE CHARGES. In the event any of the payments of interest called for hereunder are not paid within ten (10) days after notice from Bank, a late charge for default of payment of any installment equal to percent (5%) of the amount of the installment that is late shall be assessed to cover Bank’s extra expense incident to handling delinquent accounts. Borrowers authorize Bank to add such late charge to the principal balance of this Amended and Restated Note, and the same shall be payable in accordance with the terms and conditions of this

Amended and Restated Note or any instrument securing the payment of this Amended and Restated Note.

        3.    EXTENSION. Borrowers may extend the Maturity Date of this Amended and Restated Note to September 1, 2010 upon satisfaction of the Extension Conditions.

        4.    PREPAYMENT. In addition to the prepayments required hereunder, Borrowers may prepay this Amended and Restated Note in whole or in part at any time, without premium or penalty. All such repayments shall be applied against installments of principal in the inverse order of their maturity.

        5.    PAYMENT OF LOAN FEE. Borrowers shall pay the Loan Fee on the date of execution hereof and shall pay the Extension Option Fee upon exercise of the Extension Option on or before September 1, 2009.

       6.    PRINCIPAL REPAYMENT. On or before December 1, 2008 Borrowers shall make a one-time principal repayment of Two Million Four Hundred Thousand and 00/100 Dollars ($2,400,000.00) and upon making such payment, Borrowers shall not be entitled to reborrow such amounts.

       7.    RELEASE PRICE. As a condition to the renewal made hereunder, Borrowers and Bank agree that Bank will release the liens against the Property created under the Loan Documents upon receipt of the following sums (based on the Preliminary Concept Plan and proposed subdivision plat previously delivered to Bank):

Sections 21, 23 and 25	Fifty Thousand and 00/00 Dollars
of the Property	(50,000.00) per acre

Section 15	Twenty Thousand and 00/00 Dollars
of the Property	(20,000.00) per acre

All Other Sections	Thirty Thousand and 00/00 Dollars
of the Property	(30,000.00) per acre

        Upon receipt of any such release price, Borrowers will not be entitled to reborrow such sums.

        8.     AVAILABILITY Borrowers and Bank agree that any remaining availability under the Loan shall be terminated and upon any prepayment Borrowers shall not be entitled to reborrow such sums.

        9.     EVENTS OF DEFAULT. The Loan Agreement specifies various events of default in Section 9 thereof (each, an “Event of Default”) upon the happening of which, and in certain instances after written notice and passage of time, all as described in the Loan Agreement, Bank may, by notice thereof given to Borrowers: (i) declare this Amended and

Restated Note to be forthwith due and payable, whereupon the principal amount of this Amended and Restated Note, together with accrued interest thereon, shall become immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived, and (ii) proceed to protect and enforce its rights under this Amended and Restated Note by suit in equity, action at law or any other appropriate proceeding, and Bank shall have, without limitation, all of the rights and remedies of a secured party with respect to the collateral provided by applicable law.

        10.     DEFAULT RATE. It is expressly agreed that during the continuance of an Event of Default, the unpaid balance of principal, accrued interest and all other amounts due hereunder shall, at the option of Bank and without notice, bear interest, during the continuance of such Event of Default, at a rate per annum equal to three percent (3%) in excess of the Prime Interest Rate, as defined above, or at such lesser rate per annum as shall be the maximum rate legally enforceable (“Default Rate”). In the event of a change in such Prime Rate, the new rate shall become effective on the date such Prime Rate changes. Bank shall notify Borrowers in writing of any change in the Prime Rate through its normal billing process.

        11.     WAIVER OR DELAY. No failure or delay on the part of Bank or any holder of this Amended and Restated Note in exercising any right, power or remedy hereunder shall operate as a waiver thereof nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy hereunder. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

        12.     BANK’S PROTECTIVE ADVANCES. Bank, at its option, shall have the right to pay on behalf of Borrowers, fire and extended coverage insurance premiums, if necessary, real estate taxes, assessments, and such other sums attributable to the real estate which are provided in the Loan Documents, and Borrowers agree promptly to repay Bank for any sums so expended, together with interest thereon, to the extent legally enforceable, at a rate equal to the Default Rate.

        13.     SALE OR ENCUMBRANCE OF THE REAL ESTATE. Except for sales of individual parcels upon payment of the release price to Bank as provided herein, Borrowers agree not to sell or transfer the real estate described in the Loan Documents without the prior written consent of Bank, nor to further encumber or mortgage such real estate without the prior written consent of Bank except as expressly permitted by the Loan Agreement, and in the event of a violation of this provision, Bank may, at its option, declare the entire remaining unpaid balance of the Amended and Restated Note immediately due and payable and institute foreclosure proceedings. A sale or transfer of such real estate means the conveyance of real property or any right, title and interest therein, whether legal or equitable, whether voluntary or involuntary, by outright sale, deed, installment sale contract, land contract, leasehold interest, lease-option contract, or any other method of conveyance of real property interests. An encumbrance or mortgage means the creation of any lien or other encumbrance subordinate to the Loan Documents whether or not such lien or encumbrance is created pursuant to a contract for a deed or a transfer of the rights of occupancy in such real estate.

        Further, in the event the ownership of such real estate, or any part thereof, becomes vested in a person other than Borrowers, Bank may, without notice to Borrowers, deal with such successor or successors in interest with reference to the Amended and Restated Note and Loan Documents in the same manner as Borrowers, and may forbear to sue or may extend the time for payment of the Amended and Restated Note without discharging or in any way affecting the liability of Borrowers for the debt evidenced hereby.

        14.     REPRESENTATIONS AND WARRANTIES. Borrowers hereby represent and warrant that they are aware of no claim, litigation, or proceeding, pending or threatened against it which involves the possibility of any judgment or liability not fully covered by insurance or which may result in a “material adverse change” (i.e., a reduction in net worth of 20% or more) in the condition, financial or otherwise, of Borrowers.

        15.     NO AMENDMENTS. No amendment, modification, termination or waiver of any provision of this Amended and Restated Note or consent to any departure by Borrowers therefrom, shall in any event be effective unless the same shall be in writing and signed by Bank, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. No notice to or demand on Borrowers in any case shall entitle Borrowers to any other or further notice or demand in similar or other circumstances.

        16.     COVENANTS. Borrowers and Bank agree that Borrowers are paying for accrued interest out of pocket. Within ten (10) business days of the execution by Borrowers of this Amended and Restated Note, Borrowers agree to provide a Letter of Credit in the stated amount of Three Hundred Thousand and 00/100 Dollars ($300,000.00) naming Bank as beneficiary and from a financial institution and under terms reasonably acceptable to Bank to guaranty Borrowers’ commitment to pay interest.

        17.     MISCELLANEOUS. Borrowers shall pay on demand all costs and expenses of Bank (i) in connection with the enforcement or collection of this Amended and Restated Note or the Loan Documents; and (ii) any and all stamp, other taxes and license fees, if any, payable or determined to be payable by Bank in connection with the execution and delivery of this Amended and Restated Note, and the Loan Documents, and Borrowers shall indemnify and save Bank harmless from and against any and all liabilities with respect to or resulting from any delay in paying or omission to pay such taxes.

        Any provision of this Amended and Restated Note which is prohibited and unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

        This Amended and Restated Note shall be governed by and construed in accordance with the laws of the State of Ohio.

        18.     TRIAL BY JURY. As a specifically bargained inducement for Bank to extend credit to Borrowers, Borrowers hereby expressly waive the right to trial by jury in any lawsuit or proceeding related to this Amended and Restated Note or arising in any way from the indebtedness or transactions involving Bank and Borrowers.

        IN WITNESS WHEREOF, Borrowers have caused this Amended and Restated Note to be executed on the date, month and year first above written.

BORROWERS: NTS/VIRGINIA DEVELOPMENT COMPANY

/s/ Rita K. Martin	By: /s/ Neil A. Mitchell
Witness	Title: Senior Vice President

/s/ Janice Hrusovsky
Witness

NTS/LAKE FOREST II RESIDENTIAL CORPORATION

/s/ Rita K. Martin	By: /s/ Neil A. Mitchell
Witness	Title: Senior Vice President

/s/ Janice Hrusovsky
Witness

Borrowers’ Address: 10172 Linn Station Road Louisville, Kentucky 40223

COMMONWEALTH OF KENTUCKY	)
	)	SS:
COUNTY OF JEFFERSON	)

        The foregoing instrument was acknowledge before me this  24th  day of September, 2008, by Neil A. Mitchell, Senior Vice President of NTS/Virginia Development Company, a Virginia corporation, for and on behalf of said corporation.

        My commission expires:  April 27, 2010

[SEAL]	/s/ Susan M. Howard —————————————— NOTARY PUBLIC

COMMONWEALTH OF KENTUCKY	)
	)	SS:
COUNTY OF JEFFERSON	)

        The foregoing instrument was acknowledge before me this  24th  day of September, 2008, by Neil A. Mitchell, Senior Vice President of NTS/Lake Forest II Residential Corporation, a Kentucky corporation, for and on behalf of said corporation.

        My commission expires:  April 27, 2010

[SEAL]	/s/ Susan M. Howard —————————————— NOTARY PUBLIC